T. Rowe Price Exchange-Traded Funds, Inc. 485BPOS

Exhibit 99.(j)(2)

May 13, 2026

Daniel Greenspan, Esquire
U.S. Securities and Exchange Commission
Division of Investment Management
100 F Street, N.E.
Washington, D.C. 20549

Re:	T. Rowe Price Exchange-Traded Funds, Inc. Capital Appreciation Market Opportunities ETF
File Nos.: 333-235450/811-23494

Dear Mr. Greenspan:

I am counsel to T. Rowe Price Associates, Inc., which serves as the sponsor and investment adviser to all outstanding series of the above-referenced registrant. The registrant proposes to file a Post-Effective Amendment to its registration statement pursuant to Rule 485(b) under the Securities Act of 1933.

I have reviewed the amendment to the registration statement and represent that it does not contain disclosures that, in my opinion, would render the amendment ineligible to become effective pursuant to Rule 485(b).

Sincerely,

/s/ Sara Pak
Sara Pak

Managing Legal Counsel and Vice President, T. Rowe Price Associates, Inc.